AJ. ROBBINS, PC
216 SIXTEENTH STREET
SUITE 600
DENVER, COLORADO 80206

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 10-SB of Java Detour, Inc. our report dated October 10, 2006 of JDCO, Inc. dba Java Detour relating to the financial statements of JDCO, Inc. dba Java Detour included in or made part of this Form 10-SB.

AJ. ROBBINS, P.C.
CERTIFIED PUBLIC ACCOUNTANTS

Denver, Colorado
December 7, 2006